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Exhibit 99

Bentley Park 2 Holland Way Exeter, New Hampshire 03833 Phone: 603.658.6100 Fax: 603.658.6101	News Release
Contact: Michael D. Price Vice President, Chief Financial Officer Bentley Pharmaceuticals, Inc. 603.658.6100 www.bentleypharm.com
FOR RELEASE 5/05/04 at 7:00am EDT
Investors: Jonathan Birt / Lanie Marcus Media: Sean Leous 212.850.5600 Financial Dynamics

BENTLEY PHARMACEUTICALS REPORTS 2004 FIRST QUARTER RESULTS
—Conference call and webcast to be held today at 10:00 A.M. (EDT)—
—Company reaffirms full-year 2004 revenue guidance—

        EXETER, NH, May 5, 2004—Bentley Pharmaceuticals, Inc. (AMEX: BNT), a technology-based specialty pharmaceutical and drug delivery company with a growing branded and generic product line in Europe, today announced financial results for the first quarter ended March 31, 2004.

        Total revenues for the 2004 first quarter increased 15.4% to $17.3 million from $15.0 million in the prior-year's first quarter. At constant exchange rates, revenues were up 1.1%. In addition to the favorable impact of exchange rates, the increase in revenues reflected:

  •
  The continued growth of operations in Spain, despite recent price reductions, and

  •
  The growing royalty stream from the sale of Testim®, the first marketed product to incorporate Bentley's CPE-215 drug delivery technology.

  Factors which partially offset our growth in the first quarter included:

  •
  The effect of recently implemented pharmaceutical pricing regulations in Spain, which decreased the selling prices on six of our product lines, and

  •
  Sales returns of older pharmaceutical products totaling approximately $1.8 million associated with the implementation of new pharmaceutical pricing regulations in Spain.

        First quarter operating income of $1.7 million, compared to $2.7 million a year earlier, was also affected by the level of product returns in Spain as well as the lower margins due to lower pricing. Net income for the 2004 first quarter was $809,000, or $0.04 per diluted share, compared to $1.5 million, or $0.08 per diluted share, in the year-ago period. Results in the first quarter of the prior year included a one-time $500,000 milestone payment from Auxilium for the regulatory approval of Testim.

        Sales outside Spain continued to grow strongly, rising to 17% of total revenues in the first quarter of 2004 from 10% a year before, driven by license and supply agreements with more than 20 entities. The Company expects sales outside of Spain to continue to be a major contributor to its growth throughout 2004 and beyond.

        James R. Murphy, President and CEO, stated, "Our first quarter results were affected by the new pharmaceutical pricing rules in Spain, which allowed our customers to return unused products purchased at the old prices. The law required us to accept all of these returns, including products with expiration dates beyond our normal time frame for accepting returns. Despite product returns and price reductions, we were still able to obtain the highest level of first quarter sales in our history. This growth reflects continued market share gains and strong sales growth from omeprazole, paroxetine and simvastatin in particular."

        "We expect to continue to increase future sales volume through our pipeline of approximately 100 products, consisting of approximately 25 chemical entities that are not affected by the new pricing. In addition, we have modified our pricing structure to create more competitive pricing in order to increase our sales volume and market share throughout Spain. We will continue to focus on acquiring, developing and launching new products that will improve our product mix," Mr. Murphy added.

        Michael D. Price, Vice President and Chief Financial Officer, commented, "We expect gross margins to return to the 54%–56% range in the second quarter, as we have seen product returns begin to normalize. We expect future gross margins and profits to gradually benefit from the launch of new pharmaceutical products not affected by the price reductions, increased efficiencies in our manufacturing equipment and processes and economies of scale over the balance of the year.

        "We continue to report a strong balance sheet with over $39.0 million in cash and investments and a healthy current ratio of approximately three to one. Our total assets are approximately $101.5 million with essentially no debt. We believe that our highly efficient manufacturing processes could lead to a further increase in sales outside Spain as other countries around the world seek to reduce healthcare costs and other pharmaceutical companies look for low cost manufacturing to retain their competitiveness," Mr. Price said.

        Mr. Murphy concluded, "We are well positioned for continued financial and strategic progress, and reaffirm our full year 2004 expectations for revenues in the range of $70 million to $80 million."

Company Updates

  •
  On April 26, 2004, the Company announced that it had applied to list on the New York Stock Exchange (NYSE). The Company intends to retain its current symbol "BNT" and expects to commence trading on the NYSE on May 12, 2004.

  •
  During the quarter, the Company announced the approval of two new pharmaceutical product lines in Spain, mirtazapine and sertraline. The Company expects to launch these products in the second half of 2004.

  •
  As previously indicated, the Company's license agreement with Pfizer Inc. expired at the end of April 2004. No extension, renewal or replacement agreement has been negotiated at this time.

  •
  The Company is scheduled to commence a study in diabetic patients as part of their clinical program for the intranasal delivery of insulin in the near future.

  •
  Significant components of Bentley's revenues for the 2004 and 2003 first quarters are summarized below:

For the Three Months Ended March 31, 2004:

	Sales Within Spain
Product Line	Branded Products	Generic Products	Contract Manufacturing	Other Revenues	Total	% of Total Revenues
Omeprazole	$533	$3,288	$—	$—	$3,821	22%
Paroxetine	250	820	—	—	1,070	6%
Simvastatin	239	773	—	—	1,012	6%
Codeisan	903	—	—	—	903	5%
Enalapril	662	209	—	—	871	5%
All other products	1,704	1,693	—	—	3,397	20%
Contract manufacturing	—	—	2,534	—	2,534	15%
Sales outside of Spain	—	—	—	2,998	2,998	17%
Licensing and collaborations	—	—	—	696	696	4%

Total Revenues	$4,291	$6,783	$2,534	$3,694	$17,302	100%

% of Total Revenues	25%	39%	15%	21%	100%

For the Three Months Ended March 31, 2003:

	Sales Within Spain
Product Line	Branded Products	Generic Products	Contract Manufacturing	Other Revenues	Total	% of Total Revenues
Omeprazole	$1,499	$3,151	$—	$—	$4,650	31%
Paroxetine	—	—	—	—	—	0%
Simvastatin	372	796	—	—	1,168	8%
Codeisan	706	—	—	—	706	5%
Enalapril	505	457	—	—	962	6%
All other products	1,225	1,497	—	—	2,722	18%
Contract manufacturing	—	—	2,486	—	2,486	17%
Sales outside of Spain	—	—	—	1,541	1,541	10%
Licensing and collaborations	—	—	—	753	753	5%

Total Revenues	$4,307	$5,901	$2,486	$2,294	$14,988	100%

% of Total Revenues	29%	39%	17%	15%	100%

NOTICE OF CONFERENCE CALL

        The Company will host a conference call to discuss these results and the outlook for the remainder of 2004 today at 10:00 A.M. EDT. To participate in the call, please dial (800) 399-3081 approximately ten minutes prior to the scheduled start time and give the password "BENTLEY". International participants may dial (706) 679-0718; the password is the same. The conference call will also be broadcast live on the Internet and may be accessed via the Company's website, www.bentleypharm.com.

        A replay of the conference call will be available through May 19, 2004. Listeners may access the replay via the Company's website, www.bentleypharm.com or by dialing (800) 642-1687, access code 704190. International participants may dial (706) 645-9291; the access code is the same.

        Copies of Bentley Pharmaceuticals' press releases and other information may be obtained through Bentley's web site at www.bentleypharm.com.

        Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements, including without limitation, statements regarding our anticipated 2004 revenues, our 2004 operating performance, anticipated sources of future revenue, the growth of our business outside of Spain, expected launch of new products, commencement of clinical trials and our listing on the NYSE. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to risks associated with expanding generic and branded drug operations, changes in third-party reimbursement and government mandates which impact pharmaceutical pricing, development and commercialization of our products, relationships with our strategic partners, uncertainty of clinical trial results, regulatory approval process, unpredictability of patent protection, technological changes, the effects of economic conditions, risks associated with international operations, competition from other manufacturers of generic and proprietary pharmaceuticals and other uncertainties detailed in Bentley's most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission. Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

—TABLES TO FOLLOW—

BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

	For the Three Months Ended March 31,
(in thousands, except per share data)	2004	2003
Revenues:
Net product sales	$16,606	$14,235
Licensing and collaboration revenues	696	753

Total revenues	17,302	14,988
Cost of net product sales	8,196	6,121

Gross profit	9,106	8,867

Operating expenses:
Selling and marketing	3,870	3,353
General and administrative	2,162	1,559
Research and development	995	1,018
Depreciation and amortization	406	283

Total operating expenses	7,433	6,213

Income from operations	1,673	2,654

Other income (expenses):
Interest income	110	83
Interest expense	(53)	(54)

Income before income taxes	1,730	2,683
Provision for income taxes	921	1,151

Net income	$809	$1,532

Net income per common share:
Basic	$0.04	$0.09

Diluted	$0.04	$0.08

Weighted average common shares outstanding:
Basic	20,597	17,455

Diluted	22,784	20,350

—MORE—

BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$37,812	$39,393
Marketable securities	1,218	1,252
Receivables, net	18,885	18,036
Inventories, net	7,439	7,106
Deferred taxes	207	213
Prepaid expenses and other	1,600	899

Total current assets	67,161	66,899

Non-current assets:
Fixed assets, net	19,637	18,566
Drug licenses and related costs, net	13,536	13,818
Restricted cash	1,000	1,000
Other	169	180

Total non-current assets	34,342	33,564

	$101,503	$100,463

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,223	$10,154
Accrued expenses	7,774	7,103
Short-term borrowings	1,355	1,915
Current portion of long-term debt	—	70
Deferred income	2,272	1,956

Total current liabilities	22,624	21,198

Non-current liabilities:
Deferred taxes	2,478	2,555
Long-term debt	358	369
Other	76	176

Total non-current liabilities	2,912	3,100

Commitments and contingencies
Stockholders' equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $.02 par value, authorized 100,000 shares, issued and outstanding, 20,600 and 20,573 shares	412	412
Stock purchase warrants (to purchase 420 and 420 shares of common stock)	333	333
Additional paid-in capital	137,072	136,850
Accumulated deficit	(65,790)	(66,599)
Accumulated other comprehensive income	3,940	5,169

Total stockholders' equity	75,967	76,165

	$101,503	$100,463

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BENTLEY PHARMACEUTICALS REPORTS 2004 FIRST QUARTER RESULTS —Conference call and webcast to be held today at 10:00 A.M. (EDT)— —Company reaffirms full-year 2004 revenue guidance—
BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES CONSOLIDATED INCOME STATEMENTS
BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS